EXHIBIT 15

April 20, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated April 20, 2012 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three-month periods ended March 31, 2012 and 2011 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2012 is incorporated by reference in its Registration Statements on Form S 3 (No.033-55425, 333-22355, 333-101455 and 333-165036), Form S-8 (No. 033-51455, 033-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-49280, 333-57868, 333-105065, 333-108461, 333-136083, 333-136086, 333-146932, 333-148995, and 333-175260) and Form S-4 (No. 333-82049).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey